As filed with the Securities and Exchange Commission on September 15, 2010
Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Medical Connections Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	65-0920373
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2300 Glades Road, Suite 307E, Boca Raton, Florida  33431
(Address of Principal Executive Offices)(Zip Code)

Medical Connections Holdings, Inc.
2010 Stock Incentive Plan
(Full Title of the Plan)

Brian R. Neill
Chief Financial Officer
2300 Glades Road, Suite 307E
Boca Raton, Florida 33431
(Name and Address of agent for service)

(561) 353-4532
(Telephone number, including area code, of agent for service)

With a copy to:

Laura M. Holm, Esq.
Akerman Senterfitt
350 East Las Olas Boulevard, Suite 1600
Fort Lauderdale, Florida 33301
(954) 468-2446

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	10,000,000	$0.22(1)	$2,200,000(1)(2)	$156.86(1)

1
Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low sales prices per share of the Registrant's common stock reported on the Over-the-Counter Bulletin Board on September 14, 2010, and the maximum number of shares of common stock currently issuable pursuant to the Medical Connections Holdings, Inc. 2010 Stock Incentive Plan (the "Plan").

2
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions

This registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.               Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Medical Connections Holdings, Inc. (the “Company,” "we" or "us") pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 30, 2010;
2)	The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010 filed with the Commission on May 14, 2010 and August 11, 2010, respectively; and
3)	The Company’s Current Reports on Form 8-K filed with the Commission on July 7, 2010, August 2, 2010 and August 23, 2010.

In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.               Description of Securities.

Not applicable.

Item 5.               Interests of Named Experts and Counsel.

None.

Item 6.               Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Florida law.  Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was, or is a party, or is threatened to be made a party, to any proceeding by reason of the fact that the person is, or was an agent, of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding, if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was, or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that the person is, or was an agent, of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

Our Bylaws provide that we may indemnify any director, officer, agent or employee against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon them in connection with any proceeding to which they may become involved by reason of their being or having been a director, officer, employee or agent of our Company. Moreover, our Bylaws provide that we shall have the right to purchase and maintain insurance on behalf of any such persons, whether or not we would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.               Exemption from Registration Claimed.

Not applicable.

Item 8.               Exhibits.

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.
10.1	Medical Connections Holdings, Inc. 2010 Stock Incentive Plan (incorporated by reference to Annex A attached to the Company's definitive proxy statement filed with the Commission on June 2, 2010)
23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).
23.2	Consent of De Meo, Young, McGrath, CPA's

Item 9.               Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company’s pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on  September 15, 2010.

MEDICAL CONNECTIONS HOLDINGS, INC.

By:	/s/ JEFFREY S. ROSENFELD
	Name:	Jeffrey S. Rosenfeld
	Title:	Chief Executive Officer and Director
(principal executive officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ JEFFREY S. ROSENFELD	Chief Executive Officer and Director
Jeffrey S. Rosenfeld	(principal executive officer)	September 15, 2010

/s/ BRIAN R. NEILL	Chief Financial Officer
Brian R. Neill	(principal accounting officer)	September 15, 2010

/s/ ANTHONY J. NICOLOSI	President and Director
Anthony J. Nicolosi		September 15, 2010

/s/ DR. ALBERT G. BIEHL	Director
Dr. Albert G. Biehl		September 15, 2010

/s/ ROBERT B. TAYLOR	Director
Robert B. Taylor		September 15, 2010

/s/ JAMES E. WALLACE	Director
James E. Wallace		September 15, 2010

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.
23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).
23.2	Consent of De Meo, Young, McGrath, CPA's